Exhibit 99

CDW Achieves Record First Quarter Results

    VERNON HILLS, Ill.--(BUSINESS WIRE)--April 25, 2006--CDW
Corporation (NASDAQ:CDWC):

    --  Sales: $1.589 billion, up 7.7% year-over-year

    --  Average daily sales: $24.822 million, up 7.7% year-over-year

    --  Gross profit: $253.9 million, up 12.1% year-over-year

    --  Net income: $61.7 million, up 0.5% year-over-year

    --  Diluted earnings per share: $0.75, up 4.2% year-over-year

    CDW Corporation (NASDAQ:CDWC) achieved record first quarter sales, gross profit, net income and diluted earnings per share in the first quarter of 2006.
    Total sales in the first quarter of 2006 were $1.589 billion compared to $1.475 billion in the first quarter of 2005, an increase of 7.7 percent. Average daily sales in the first quarter of 2006 were $24.822 million compared to $23.048 million in the first quarter of 2005, representing a 7.7 percent increase. The first quarter of 2006 and the first quarter of 2005 both had 64 billing days.
    Gross profit for the first quarter of 2006 was $253.9 million compared to $226.4 million the first quarter of 2005, an increase of
12.1 percent. Net income increased 0.5 percent for the first quarter of 2006 to $61.7 million versus the prior year period, including the impact of the required implementation of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123R ("SFAS 123R") relating to stock options as of January 1, 2006. Diluted earnings per share were $0.75 in the first quarter of 2006, an increase of 4.2 percent compared to diluted earnings per share of $0.72 in the first quarter of 2005. The first quarter of 2006 included stock-based compensation expense of $2.6 million after tax ($4.2 million pre-tax), or $0.03 per diluted share due to the implementation of SFAS 123R.
    "We delivered a solid first quarter performance as we continued to take market share, deliver profitable growth, and maintain one of the strongest balance sheets in our industry, while returning $128 million to shareholders through share repurchases," said John A. Edwardson, chairman and chief executive officer. "During the first quarter, we took significant steps to better serve our customers and position ourselves for future growth. We aligned our executive structure to support our growth strategies, completed the first full quarter of operations at our new Western distribution center in North Las Vegas, Nevada, and launched the geographic realignment of our corporate sales organization. Our expectation is to leverage these investments in the business as we progress through 2006 and beyond."

    First Quarter Highlights:

    -- Total corporate sector sales in the first quarter of 2006 were $1.150 billion compared to $1.088 billion in the first quarter of 2005, representing a 5.7 percent increase. First quarter of 2006 average daily sales for the corporate sector were $17.972 million compared to $17.005 million in the first quarter of 2005.

    -- Total public sector sales in the first quarter of 2006 were $438.4 million compared to $386.8 million in the first quarter of 2005, representing a 13.4 percent increase. First quarter of 2006 average daily sales for the public sector were $6.851 million compared to $6.043 million in the first quarter of 2005.

    -- Product categories that achieved the strongest year-over-year unit volume growth for the quarter included notebook CPUs, software, video, memory, and input devices.

    -- Direct web sales in the first quarter of 2006 were a record $501 million, representing a 14.8 percent increase compared to the same period a year ago, and comprised 31.5 percent of total sales.

    -- Total March 2006 sales were $584.0 million compared to $541.8 million in March 2005, representing a 7.8 percent increase. March 2006 average daily sales were $25.392 million compared to $23.556 million in the prior period. March 2006 and March 2005 both had 23 billing days. The rate of growth for both the corporate and public sector segments in March 2006 was similar to each segment's respective rate of growth for the first quarter of 2006.

    Gross profit margin was 16.0 percent in the first quarter of 2006 compared to 15.4 percent in the same period of 2005. The increase was primarily due to stronger product margins, increased net service contract revenue and commission revenue, and a larger amount of cooperative advertising funds classified as a reduction of cost of sales. The positive impact from these items was partially offset by a lower level of vendor incentives due to changes by vendors in their programs.
    Selling and administrative expenses as a percentage of sales were
8.1 percent in the first quarter of 2006 compared to 6.9 percent in the first quarter of 2005. The increase in selling and administrative expenses in the first quarter of 2006 was primarily due to:

    -- Costs of $5.0 million associated with the opening of the company's new distribution center in North Las Vegas, Nevada, and additional office space leased in Chicago and Vernon Hills, Illinois. As previously announced, these infrastructure investments are being made to position the company for future growth.

    -- Stock-based compensation expense of $4.2 million due to the implementation of SFAS 123R, as previously announced.

    -- Incremental payroll taxes of $1.6 million on stock option exercises by coworkers. Approximately $1.0 million of this incremental expense was attributed to stock option exercises on stock options for which vesting was accelerated as of December 31, 2005, for coworkers through the manager level. Approximately 1.4 million options were exercised in the first quarter of 2006, including 800,000 options on which vesting was accelerated as of December 31, 2005. Approximately 1.8 million options remain on which vesting was accelerated as of December 31, 2005.

    --  Incremental discretionary profit-sharing expense of $1.0 million to the 401(k) plan for 2006 in the amount of $1,000 per coworker, per the previously announced modification to the company's stock option program.

    -- A severance expense of $1.5 million in connection with payments to several individuals who left the company in the first quarter of 2006.

    -- Increased payroll costs as a result of continued investment in expanding CDW's sales force and more coworkers to support a larger and growing business.

    -- Increased sales commission expense due to the achievement of a stronger gross profit margin compared to the prior year period.

    Operating margin was 5.9 percent in the first quarter of 2006 compared to 6.6 percent in the first quarter of 2005. The decline in operating margin was primarily due to the implementation of SFAS 123R, costs associated with the modification to the company's stock option program, a severance expense, and investments for future growth, including costs for infrastructure and additional sales and support coworkers.
    The effective tax rate for the first quarter of 2006 was 37.4 percent compared to 38.9 percent for the first quarter of 2005. As previously announced, the company began collecting state sales taxes from all taxable commercial customers effective April 1, 2005. As a function of collecting state sales taxes, CDW also began paying income taxes in these states. Due to differences in state income tax laws, including differences in how income is apportioned among states, the company's effective state income tax rate was lower in the first quarter of 2006 compared to the prior year period.

    Share Repurchase Activity and Announcement of New Share Repurchase
Program

    During the first quarter of 2006, CDW repurchased 2.2 million shares of common stock at an average price of $57.68 per share for an aggregate purchase price of $128 million. The share repurchase activity in the first quarter of 2006 completed the share repurchase program approved in April 2005 for the repurchase of approximately 4.5 million shares.
    CDW's Board of Directors has authorized a new share repurchase program of up to 5 million shares of Company stock, the fifth such program in the Company's history. The authorization will enable the Company to offset any potential dilutive effects from the exercise of stock options and to opportunistically reduce the total number of shares outstanding. The new repurchase program is expected to remain effective through April 30, 2008, unless earlier terminated by the Board or completed. The Company intends to hold the repurchased shares in treasury for general corporate purposes, including issuances under various employee stock option plans.
    Since 2001, CDW has returned approximately $775 million to shareholders through the repurchase of 15.5 million shares.


    Recognition:

    -- CDW was named No. 343 on FORTUNE Magazine's "FORTUNE 500" list. In addition, the company scored within the top ten percent of all FORTUNE 500 companies in several categories measuring profitability and performance:

        --  No. 29 in profit growth over the past ten years

        --  No. 17 in revenue per dollar of assets

        -- No. 32 in total return to shareholders for the past ten years

    -- CDW earned the top ranking in its industry in FORTUNE magazine's "America's Most Admired Companies," as previously announced. In the Wholesalers: Electronics and Office Equipment industry, CDW ranked first in all eight attributes measured, including innovation, employee talent, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment value, and quality of products/services.

    --  CDW was named by FORTUNE magazine to its annual "100 Best
        Companies to Work For" list for the eighth straight year at No. 34, as previously announced. This was the eighth consecutive year CDW ranked in the top 40 on the list - a record achieved by only four other organizations.


    The company plans to release April sales on Tuesday, May 9, 2006. April 2005 had 21 billing days and April 2006 will have 20 billing days.

    Forward Looking Statement

    Any forward-looking statements contained in this release are based on the Company's beliefs and expectations as of the date of this release and are subject to certain risks and uncertainties which may have a significant impact on the Company's business, operating results or financial condition. Should any risk or uncertainty materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in forward-looking statements. Factors affecting the Company's business and prospects are discussed in the Company's filings with the Securities and Exchange Commission.

    About CDW

    CDW(R), ranked No. 343 on the FORTUNE 500, is a leading provider of technology solutions for business, government and education. CDW is a principal source of technology products and services including top name brands such as Adobe, APC, Apple, Cisco, HP, IBM, Lenovo, Microsoft, Sony, Symantec, Toshiba and ViewSonic.
    CDW was founded in 1984 and employs approximately 4,350 coworkers. In 2005, the company generated sales of $6.3 billion. CDW's direct model offers one-on-one relationships with knowledgeable account managers; purchasing by telephone, fax, the company's award-winning CDW.com web site, customized CDW@work(TM) extranets, CDWG.com web site and macwarehouse.com web site; custom configured solutions and same day shipping; and pre- and post-sales technical support, with approximately 120 factory-trained and A+ certified technicians on staff.
    A live web cast of CDW's management discussion of the first quarter of 2006 results will be available at www.cdw.com/investor. The web cast will begin today, April 25, 2006, at 8:30 a.m. ET / 7:30 a.m. CT. An audio replay of the call will also be available at www.cdw.com/investor for approximately two weeks.
    Additional financial and operational data is provided in a series of supplemental slides available at www.cdw.com/investor.

    For more information about CDW:

    Visit CDW on the Internet at http://www.cdw.com. Contact CDW
Investor Relations via the Internet at investorrelations@cdw.com or by telephone at 847-419-6328.

    CDW is a registered trademark and CDW@work is a trademark of CDW Corporation. Other company and product names may be trademarks of their respective owners.


                   CDW CORPORATION AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except per share data)


                                                 Three Months Ended
                                                      March 31,
                                               -----------------------
                                                   2006        2005
                                               ----------- -----------

Net sales                                      $1,588,629  $1,475,082
Cost of sales                                   1,334,740   1,248,653
                                               ----------- -----------

Gross profit                                      253,889     226,429

Selling and administrative expenses               128,748     102,238
Net advertising expense                            30,895      26,461
                                               ----------- -----------

Income from operations                             94,246      97,730

Interest income                                     5,207       3,179
Other expense, net                                   (962)       (370)
                                               ----------- -----------

Income before income taxes                         98,491     100,539

Income tax provision                               36,813      39,142
                                               ----------- -----------

Net income                                     $   61,678  $   61,397
                                               =========== ===========

Earnings per share:
     Basic                                     $     0.77  $     0.74
                                               =========== ===========
     Diluted                                   $     0.75  $     0.72
                                               =========== ===========

Weighted-average number of
 common shares outstanding:
     Basic                                         80,004      82,621
                                               =========== ===========
     Diluted                                       81,973      85,309
                                               =========== ===========



                   CDW CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)


                                 March 31,   December 31,  March 31,
                                    2006         2005         2005
                                ------------ ------------ ------------

Assets

Current assets:
     Cash, cash equivalents and
      marketable securities     $   541,019  $   571,750  $   590,247
     Accounts receivable, net
      of allowance for doubtful
      accounts of $9,564, $9,564
      and $9,887 respectively       659,914      637,245      571,052
     Merchandise inventory          257,554      243,564      205,413
     Miscellaneous receivables       53,550       27,848       27,214
     Deferred income taxes           11,766       12,562       13,718
     Prepaid expenses                15,669        8,274        5,660
                                ------------ ------------ ------------

          Total current assets    1,539,472    1,501,243    1,413,304

Marketable securities                65,463       39,176       86,142
Property and equipment, net         112,329       97,277       77,818
Other assets                         11,730       11,360       10,715
                                ------------ ------------ ------------

               Total assets     $ 1,728,994  $ 1,649,056  $ 1,587,979
                                ============ ============ ============


Liabilities and Shareholders'
 Equity

Current liabilities:
     Accounts payable           $   301,996  $   245,201  $   259,845
     Accrued expenses and other
      current liabilities           145,372      122,560      130,056
                                ------------ ------------ ------------

          Total current
           liabilities              447,368      367,761      389,901

Long-term liabilities                24,999       16,730       11,779

Shareholders' equity:
          Total shareholders'
           equity                 1,256,627    1,264,565    1,186,299
                                ------------ ------------ ------------

               Total
                liabilities and
                shareholders'
                equity          $ 1,728,994  $ 1,649,056  $ 1,587,979
                                ============ ============ ============


Note: Certain prior period amounts have been reclassified to conform with the current period's presentation.



                   CDW CORPORATION AND SUBSIDIARIES
                     SEGMENT REPORTING INFORMATION
                            (in thousands)


                            Three Months Ended March 31, 2006
                   ---------------------------------------------------
                    Corporate      Public    Headquarters/
                      Sector       Sector       Other     Consolidated
                   ------------ ------------ ------------ ------------

Net sales          $ 1,150,184  $   438,445  $         -  $ 1,588,629
                   ============ ============ ============ ============

Income (loss) from
 operations        $    89,298  $    14,703  $    (9,755) $    94,246
                   ============ ============ ============

Net interest
 income and other
 expense                                                        4,245
                                                          ------------

Income before
 income taxes                                             $    98,491
                                                          ============

Total assets       $   559,669  $   242,193  $   927,132  $ 1,728,994
                   ============ ============ ============ ============



                            Three Months Ended March 31, 2005
                   ---------------------------------------------------
                    Corporate      Public    Headquarters/
                      Sector       Sector       Other     Consolidated
                   ------------ ------------ ------------ ------------

Net sales          $ 1,088,301  $   386,781  $         -  $ 1,475,082
                   ============ ============ ============ ============

Income (loss) from
 operations        $    83,101  $    22,610  $    (7,981) $    97,730
                   ============ ============ ============

Net interest
 income and other
 expense                                                        2,809
                                                          ------------

Income before
 income taxes                                             $   100,539
                                                          ============

Total assets       $   427,758  $   249,281  $   910,940  $ 1,587,979
                   ============ ============ ============ ============


Note: Segment information for the three months ended March 31, 2005 has been restated to conform with the revised segment reporting structure.



                   CDW CORPORATION AND SUBSIDIARIES

                            OPERATING DATA

----------------------------------------------------------------------
                                          Three Months Ended March 31,
                                          ----------------------------
                                               2006          2005
                                          ----------------------------
% of sales to commercial customers  (1)            99.0%         98.5%
Direct web sales (000's)                       $500,967      $436,477
Sales force, end of period                        2,128         1,985
Annualized inventory turnover                        24            23
Accounts receivable - days sales
 outstanding                                         37            35
----------------------------------------------------------------------

(1) Commercial customers are defined as public sector and corporate customers excluding consumers.

    CONTACT: CDW Corporation
             Investor Inquiries
             Cindy Klimstra (Investor Relations), 847-968-0268 or
             Media Inquiries
             Gary Ross (Corporate Communications), 847-371-5048